BJK/PJS/L-201990

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF INCORPORATION
(Total Amyris BioSolutions B.V.)
This twenty-ninth day of November two thousand thirteen, there appeared before me, [*}, civil law notary in Amsterdam, the Netherlands:
[*], with office address at [*], born in [*], on the [*],
in this respect acting as attorney-in-fact of:

(1)
Amyris, Inc., a corporation incorporated under the laws of Delaware, United States of America, having its registered office at 5885 Hollis Street, Suite 100, Emeryville, CA 94608, United States of America, registered with the Secretary of State of Delaware, United States of America, under number 4768633 (the “Incorporator I”); and

(2)
Total Energies Nouvelles Activités USA, a company incorporated under the laws of France (société par actions simplifiée), having its official seat (siège social) at 24 Cours Michelet, 92800 Puteaux, France, registered with the French Commercial Register (Registre du Commerce et des Sociétés, Greffe du Tribunal de Commerce de Nanterre) under number 505 028 118 (the “Incorporator II”),

(the Incorporator I and the Incorporator II jointly the “Incorporators”).
The aforementioned proxy appears from two written powers of attorney attached to this deed (Annexes).
The person appearing declared the following:
The Incorporators hereby incorporate a private company with limited liability under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), with the following articles of association.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Articles of association:

1	Definitions and interpretation

1.1	In these articles of association, the following terms shall have the following meanings:
“Advisor’s Report” means the written opinion of the Valuation Advisor as to its determination of the Preferred Shares Option Price delivered pursuant to article 9.3(b).
“Affiliate” means, with respect to any specified Person, any other Person (i) that owns or controls, directly or indirectly through one or more intermediaries, fifty per cent. (50%) or more of the voting rights of such specified Person; (ii) of which fifty per cent. (50%) or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by such specified Person; or (iii) of which fifty per cent. (50%) or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by any Person contemplated by clause (i); provided, however, that for purposes of these articles of association (x) no Amyris Associated Entity or any of its Affiliates shall be considered an Affiliate of Amyris, Inc., (y) neither the Company nor the Escrow Agent shall be considered an Affiliate of any Party, and (z) neither Amyris, Inc. nor any of its Affiliates shall be considered an Affiliate of TENA USA or any of its Affiliates, even if in each case a Party acquires ownership or control, directly or indirectly through one or more intermediaries, of more than fifty per cent. (50%) of the voting rights of any such specified Person.
“Amyris Associated Entity” means each of (i) Novvi LLC, a limited liability company incorporated under the laws of Delaware, United States of America, and its Subsidiaries, (ii) SMA Indústria Química S.A., a public company incorporated under the laws of Brazil (sociedade anônima), and its Subsidiaries, and (iii) any other Person created after on or about the twenty-ninth day of November two thousand thirteen by Amyris, Inc. or any of its Affiliates, on the one hand, and any third party, on the other, of which fifty per cent. (50%) of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by Amyris, Inc., and with respect to which TENA USA has consented to being designated an Amyris Associated Entity (such consent not to be unreasonably withheld, conditioned or delayed).
“Amyris, Inc.” means Amyris, Inc., a corporation incorporated under the laws of Delaware, United States of America, having its registered office at 5885 Hollis Street, Suite 100, Emeryville, CA 94608, United States of America, registered with the Secretary of State of Delaware, United States of America, under number 4768633.
“Amyris License Agreement” means the license agreement (including schedules and exhibits), entered into between Amyris, Inc. and the Company as on or about the twenty-ninth day of November two thousand thirteen, as amended from time to time.
“Approved Valuation Firms” means the valuation firms (including corresponding rankings) to be retained by the TENA Shareholder to represent Amyris, Inc. and the TENA Shareholder for purposes of calculating the

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Preferred Shares Option Price in connection with a Fundamental Amyris Change set out in the letter from Amyris, Inc. and TENA USA to the Company dated on or about the date hereof and which is available at the registered office of the Company for inspection by the Shareholders and the Persons with Meeting Rights, and “Approved Valuation Firm” means any of them.
“Bankruptcy Code” means Title 11 of the United States Bankruptcy Reform Act of 1978, 11 U.S.C. paragraphs 101 et sequentes, as amended.
“Bankruptcy Law” means Title 11 of the United States Code, or any similar federal or state law for the relief of debtors.
“Business Days” means any day other than (i) Saturday or Sunday, (ii) any day that is a legal holiday pursuant to the laws of the State of New York, United States of America, the Republic of France, or the European part of the Netherlands or (iii) any day that is a day on which banking institutions located in New York, New York, United States of America, Paris, the Republic of France or Amsterdam, the Netherlands, are authorized or required by law or other governmental action to close.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
“Cause” means (i) the conviction of a Person by a court of competent jurisdiction of, or a plea by a Person of guilty or no contest to, a felony or any crime of theft, forgery, fraud, misappropriation or embezzlement, or (ii) the commission of theft, forgery, fraud, wilful misconduct, gross negligence, misappropriation or embezzlement against a Party or an Affiliate thereof.
“Chairperson” has the meaning attributed thereto in article 13.5.
“Class A Loan Amount” means as of any time of determination the outstanding principal amount owing under the Class A Note and any accrued and unpaid interest thereon.
“Class A Note” means the “Class A Secured Promissory Note”, dated as on or about the twenty-ninth day of November two thousand thirteen, made by Amyris, Inc. in favor of TENA USA in the original principal amount of fifty thousand euro (EUR 50,000).
“Collaboration Agreement” means the “Technology License, Development, Research and Collaboration Agreement” entered into by Amyris, Inc. and Total Gas & Power USA Biotech, Inc. as of the twenty-first day of June two thousand ten, as amended on the twenty-third day of November two thousand eleven and the thirtieth day of July two thousand twelve, which Collaboration Agreement was assigned by Total Gas & Power USA Biotech, Inc. to TENA USA by letter agreement dated the eleventh day of January two thousand eleven, as amended from time to time.
“Common Shares” means the Share A and the Share B jointly.
“Company” means the company the internal organisation of which is governed by these articles of association.
“Competition Law” means any applicable law that is designed or intended to regulate mergers or other business combinations or that is designed or

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intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Debt” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The indebtedness of Amyris, Inc. represented by the Class A Note and the Notes shall constitute Debt. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than thirty (30) days past due, in the case of any other Debt.
“Deed of Issuance of the Preferred Shares” means the deed of issuance of the Preferred Shares executed on or about the twenty-ninth day of November two thousand thirteen before [*], civil law notary in Amsterdam, the Netherlands, or his deputy, and entered into as on or about the twenty-ninth day of November two thousand thirteen by and between the Company and Amyris, Inc.
“Deed of Transfer and Confirmation of Pledge” means the deed of transfer of shares and confirmation of pledge, executed as on or about the twenty-ninth day of November two thousand thirteen before the aforementioned civil law notary [*], or his deputy, and entered into as on or about the twenty-ninth day of November two thousand thirteen by and between Amyris, Inc. the Escrow Agent, TENA USA, and in the presence of and acknowledged by the Company.
“Development Budget” means the development budget for the Company for the period from the date hereof until the first day of March two thousand seventeen, as agreed by Amyris, Inc. and TENA USA, as initially adopted by the Management Board on the date hereof.
“Distributable Equity” means the part of the Company’s equity which exceeds the aggregate of the reserves which must be maintained pursuant to the laws of the Netherlands.
“Dutch GAAP” means Dutch generally accepted accounting principles and practices as in effect from time to time and applied consistently by the Company throughout the periods involved and consistent with past practice (to the extent applicable).

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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“Escrow Agent” means Stichting Total Amyris BioSolutions, a foundation incorporated under the laws of the Netherlands (stichting), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Claude Debussylaan 24, 1082 MD Amsterdam, the Netherlands, registered with the Dutch Trade Register of the Chambers of Commerce under number 59329483.
“Escrow Agreement” means the escrow agreement (including annexes) regarding the Share A and the Preferred Shares, entered into by and among the Escrow Agent in its capacity as escrow agent, Amyris, Inc. and TENA USA, as on or about the twenty-ninth day of November two thousand thirteen, as amended from time to time.
“Event of Default” means the following events:

(i)	default in payment when due (whether at the Final Maturity Date or upon an earlier repurchase) of the principal of, or premium, if any, on the Notes;

(ii)	default in the payment of an instalment of interest on the Notes, which failure continues for thirty (30) days after the date when due;

(iii)
failure by Amyris, Inc. for thirty (30) days after notice from the TENA USA (or its permitted assignee under the Notes, as the case may be) to comply with the provisions of Section 4 or Section 6 of the Notes;

(iv)
failure by Amyris, Inc. for sixty (60) days after notice from TENA USA (or its permitted assignee under the Notes, as the case may be) to comply with any of its other agreements in the Notes or the Securities Purchase Agreement (other than Section 8.6(b) of the Securities Purchase Agreement);

(v)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Amyris, Inc. (or the payment of which is guaranteed by Amyris, Inc., whether such Debt or guarantee existed as of the date of the Securities Purchase Agreement or is or was created after the date of the Securities Purchase Agreement), which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates ten million United States dollars (USD 10,000,000) or more;

(vi)
failure by Amyris, Inc. to pay final judgements aggregating in excess of ten million United States dollars (USD 10,000,000), which judgments are not paid, discharged or stayed for a period of sixty (60) days;

(vii)	Amyris, Inc. (a) commences a voluntary case under any Bankruptcy Law, (b) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law, (c) consents to the

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appointment of a custodian of it or for all or substantially all of its property, (d) makes a general assignment for the benefit of its creditors, or (e) is unable to pay its debts as they become due; or

(viii)
a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against Amyris, Inc.; (b) appoints a custodian of Amyris, Inc. or any of its Significant Subsidiaries or for all or substantially all of the property of Amyris, Inc.; or (c) orders the liquidation of Amyris, Inc. and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(ix)	failure by Amyris, Inc. to deliver when due the consideration deliverable upon conversion of the Notes, which failure shall continue for a period of five (5) days, it being understood, for the avoidance of doubt, that the occurrence of the abovementioned events is to be determined under the respective laws applicable to the Notes.
“Face Amount” means the aggregate principal amount of all of the Notes then issued and outstanding.
“Final Maturity Date” means the first day of March two thousand seventeen.
“Financial Statements” means true and complete copies of the simplified balance sheet of the Company as of the last day of the Fiscal Year and the related profit and loss account of the Company for the Fiscal Year (or portion thereof) then ended, together with all related and required explanatory notes thereto, prepared in accordance with Dutch GAAP and US GAAP.
“Fiscal Year” has the meaning attributed thereto in article 18.1.
“Fundamental Amyris Change” means the occurrence of an Event of Default.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.
“General Meeting” means the body of the Company consisting of the Person or Persons to whom, as a Shareholder or otherwise, voting rights attached to the Shares accrue, or (as the case may be) a meeting of such Persons (or their representatives) and other Persons with Meeting Rights.
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.
“in writing” means transmitted by letter, telecopier or e-mail, or any other electronic or written means of communication, provided the relevant message

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is legible and reproducible.
“Jet and Diesel Applications Side Letter” means the “Jet and Diesel Applications Side Letter”, executed on or about the twenty-ninth day of November two thousand thirteen, and entered into by and between Amyris, Inc. and TENA USA.
“JVA” means the “Shareholders’ Agreement” (including schedules and exhibits) regarding the Company, entered into as on or about the twenty-ninth day of November two thousand thirteen by and among TENA USA, Amyris, Inc. and the Company, as amended from time to time.
“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.
“Lien” means any security interest, pledge, mortgage, encumbrance, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof (other than any transfer restrictions imposed under securities laws, or any options, transfer restrictions or purpose limitations pursuant to these articles of association or the Related Agreements).
“Lock-Up Period” means the term commencing on or about the twenty-ninth day of November two thousand thirteen and ending on the thirty-first day of December two thousand nineteen.
“Management Board” means the management board of the Company.
“Managing Director” means a member of the Management Board. Unless the context requires otherwise, “Managing Director” shall refer to either a Managing Director A or a Managing Director B.
“Managing Director A” means a member of the Management Board that is a managing director A of the Company.
“Managing Director B” means a member of the Management Board that is a managing director B of the Company.
“Master Framework Agreement” means the “Master Framework Agreement” entered into by Amyris, Inc. and TENA USA as of the thirtieth day of July two thousand twelve, as amended on the twenty-fourth day of March two thousand thirteen and as amended and restated on or about the twenty-ninth day of November two thousand thirteen, as amended from time to time.
“Meeting Rights” means the right to attend the General Meeting and to speak therein, as referred to in Section 2:227, subsection 1, of the Dutch Civil Code.
“Notes” means those certain one point five per cent. (1.5%) “Senior

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Unsecured Convertible Notes” issued by Amyris, Inc. to TENA USA pursuant to the Securities Purchase Agreement between the thirtieth day of July two thousand twelve and the thirty-first day of January two thousand fifteen, with an aggregate principal amount of up to one hundred five million United States dollars (USD 105,000,000).
“Notice of Election” has the meaning attributed thereto in article 9.3.
“Notice of Payment of Preferred Shares Option Price” has the meaning attributed thereto in article 9.3(c)(i).
“Officer” has the meaning attributed thereto in article 14.2.
“Option Phase” means the period from and after the occurrence of a Fundamental Amyris Change and ending on the earlier to occur of (i) the closing of the transactions contemplated by article 9.3; the closing of the transactions contemplated by article 9.6; any other acquisition by the TENA Shareholder of the Share A and all of the Preferred Shares following the occurrence of a Fundamental Amyris Change, whether such ownership arises by foreclosure under the Pledge Agreement or otherwise; and (iv) to the extent that the TENA Shareholder delivers the Rescission Notice, upon the delivery by the TENA Shareholder of the Rescission Notice to the Escrow Agent with a copy to Amyris, Inc. and the Company.
“Party” means a party to the JVA.
“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, governmental entity or other enterprise, association, organization or entity.
“Person with Meeting Rights” means a Person to whom the Meeting Rights are granted, including, prior to the occurrence of a Fundamental Amyris Change and (again) upon the delivery by the TENA Shareholder of the Rescission Notice to the Escrow Agent with a copy to Amyris, Inc. and the Company, Amyris, Inc.
“Pledge Agreement” means the pledge agreement executed as a notarial deed on the date hereof, before the aforementioned civil law notary [*], or his deputy, and entered into as on or about the twenty-ninth day of November two thousand thirteen by Amyris, Inc. in favor of TENA USA, and in the presence of and acknowledged by the Company, as amended from time to time.
“Preferred Share” means a preference share in the capital of the Company without voting rights (stemrechtloos) and without distribution rights other than expressly provided for in article 31.4.
“Preferred Shares Meeting” means the meeting of holders of the Preferred Shares.
“Preferred Shares Option Price” means the amount equal to the fair market value that a willing buyer would pay a willing seller in an arms’-length transaction to acquire the rights granted to the Company under the Amyris License Agreement assuming that such rights were being sold in a manner designed to maximize bids, when neither the buyer nor the seller was acting

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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under compulsion and when both have reasonable knowledge of the relevant facts, determined as of the occurrence of the Fundamental Amyris Change, as determined by the Valuation Advisor in accordance with article 9.3(b); provided, however, that if such amount is presented by the Valuation Advisor as a range of values, the Preferred Shares Option Price shall be set at the arithmetic average of such range. Notwithstanding the foregoing, the Preferred Shares Option Price shall not be less than one hundred per cent. (100%) of the Face Amount of all of the Notes then issued and outstanding and all accrued and unpaid interest thereon.
“Purchase Option” has the meaning attributed thereto in article 9.3.
“Related Agreements” means the JVA, the Escrow Agreement, the Pledge Agreement, the Deed of Issuance of the Preferred Shares, the Deed of Transfer and Confirmation of Pledge, the Class A Note, the Amyris License Agreement, the Collaboration Agreement, the Master Framework Agreement, the Securities Purchase Agreement, the Notes, the Jet and Diesel Applications Side Letter and such other agreements as Amyris, Inc., the TENA Shareholder and the Company may agree in writing shall constitute Related Agreements.
“Rescission Notice” has the meaning attributed thereto in article 9.3(c)(ii).
“Right of First Offer” has the meaning attributed thereto in article 9.6.
“ROFO Notice” has the meaning attributed thereto in article 9.6.
“Securities Purchase Agreement” means the “Securities Purchase Agreement”, dated as of the thirtieth day of July two thousand twelve and amended as of the twenty-fourth day of March two thousand thirteen, and as on or about the twenty-ninth day of November two thousand thirteen, by and between Amyris, Inc. and TENA USA.
“Share” means a share in the capital of the Company. Unless the contrary is apparent, this shall include the Share A, the Share B and each Preferred Share.
“Share A” means the share A in the capital of the Company.
“Share A Meeting” means the meeting of the holder of the Share A.
“Share B” means the share B in the capital of the Company.
“Share B Meeting” means the meeting of the holder of the Share B.
“Shareholder” means a holder of one or more Shares who so qualifies pursuant to article 4.4. Unless the contrary is apparent, this shall include the holder of the Share A, the holder of the Share B and each holder of Preferred Shares.
“Significant Subsidiaries” means any Subsidiary of Amyris, Inc. that would be a “significant subsidiary” within the meaning specified in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.
“Subsidiary” means, with respect to any specified Person:

(i)
any corporation, association or other business entity of which more than fifty per cent (50%) of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’

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agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TENA Shareholder” means either TENA USA or the relevant Wholly Owned TENA Affiliate, in each case in its capacity as Shareholder.
“TENA USA” means Total Energies Nouvelles Activités USA, a company incorporated under the laws of France (société par actions simplifiée), having its official seat (siège social) at 24 Cours Michelet, 92800 Puteaux, France, registered with the French Commercial Register (Registre du Commerce et des Sociétés, Greffe du Tribunal de Commerce de Nanterre) under number 505 028 118.
“TENA Vacancy Director” has the meaning attributed thereto in article 12.1.
“Transfer” means the voluntary or involuntary sale, assignment, transfer (by gift or otherwise), conveyance, grant of a participation interest, pledge or grant of a Lien or other disposition or conveyance of legal or beneficial interest, directly or indirectly, whether in one transaction or in a series of related transactions, in each case except to or in favor of either Amyris, Inc. or the TENA Shareholder or, in connection with the Escrow Agreement, from Amyris, Inc. to the Escrow Agent or from the Escrow Agent to either Amyris, Inc. or the TENA Shareholder. Terms derived from the capitalized term Transfer, such as “Transferring” and “Transferred”, shall have a similar meaning to that of Transfer, it being understood that where in these articles of association the lower case term “transfer”, and lower case terms derived from that, are used, such case and usage is intentional and such terms shall not be interpreted as “Transfer” et cetera.
“US GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently by the Company throughout the periods involved and consistent with past practice (to the extent applicable).
“Valuation Advisor” means the valuation firm engaged in accordance with article 9.3(b) for the purpose of calculating the Preferred Shares Option Price.
“Wholly Owned TENA Affiliate” means a Person of which one hundred per cent. (100%) of the equity interests (other than any directors’ qualifying shares) of such Person are directly or indirectly owned by the ultimate parent company of TENA USA, including each Person that is a Wholly Owned TENA Specified Affiliate.
“Wholly Owned TENA Specified Affiliate” means (i) TOTAL TREASURY, a société par actions simplifiée, (ii) TOTAL CAPITAL, a société anonyme, (iii) TOTAL CAPITAL INTERNATIONAL, a société anonyme, and (iv) SOFAX BANQUE, a société anonyme, all companies incorporated under the laws of

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France; provided, that such Person is a Wholly Owned TENA Affiliate at the time of any Transfer of Shares to such Person.

1.2
Wherever in these articles of association reference is made to the meeting of holders of Shares of a particular class this shall be understood to mean the body of the Company consisting of the Person or Persons to whom, as a holder of the Shares of the relevant class or otherwise, voting rights attached to Shares of the relevant class accrue, or (as the case may be) a meeting of such Persons (or their representatives) and other Persons entitled to attend such meetings.

1.3
The Management Board, the General Meeting, the Share A Meeting, the Share B Meeting and the Preferred Shares Meeting shall each constitute a distinct body of the Company. The Share A, the Share B and the Preferred Shares shall each constitute shares of a specific class.

1.4
Any and all rights of, and obligations vis-à-vis the Escrow Agent under these articles of association shall terminate by operation of law upon the Escrow Agent ceasing to hold any Shares, with due observance of article 13.2 of the Escrow Agreement. Notwithstanding whether any such amendment affects any of the rights of, or obligations vis-à-vis, the Escrow Agent, these articles of association can be amended by the General Meeting in accordance with article 29 without any separate approval from the Escrow Agent, other than in its capacity as Shareholder, being required.

1.5
To the extent that the laws of the Netherlands do not provide otherwise, when determining in these articles of association to which extent Shareholders cast votes or to which extent share capital is represented, no account shall be taken of the Preferred Shares, subject to article 29.2.

1.6
The headings contained in these articles of association and in any annex are for reference purposes only and shall not affect in any way the meaning or interpretation of these articles of association. All annexes attached to these articles of association are hereby incorporated in and made a part of these articles of association as if set forth in full herein.

1.7
The definitions of the terms in these articles of association shall apply equally to the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “shall” shall be construed to have the same meaning and effect as the word “will.” Unless the context requires otherwise (i) any definition of or reference to any contract, instrument or other document shall be construed as referring to such contract, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or otherwise set forth in such document); (ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns; (iii) the words “herein,” “hereof,” “hereunder” and words of similar import shall be construed to refer to these articles of association in their entirety and not to any particular provision thereof; (iv) “day” shall mean calendar day, unless

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“Business Day” is expressly used; and (v) all references to articles shall be construed to refer to articles of these articles of association. The terms “dollars” and “USD” shall mean United States dollars. The terms “euro” and “EUR” shall mean euro, the currency used by the Institutions of the European Union. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.

2	Name and official seat

2.1	The Company’s name is:
Total Amyris BioSolutions B.V.

2.2	The Company has its official seat in Amsterdam, the Netherlands.

3	Objects

3.1
Other than during the Option Phase, the objects of the Company are to enter into the Amyris License Agreement and to establish the legal relationship between Amyris, Inc. and the TENA Shareholder with respect thereto. During the Option Phase, the objects of the Company are limited to maintaining unchanged the value of the Company and the rights and obligations of Amyris, Inc. and the TENA Shareholder until the completion of any of the events or transactions that result in the conclusion of the Option Phase. The limited objects of the Company shall not apply to the extent that a Shareholder owns all of the issued and outstanding Shares, in which case the objects of the Company may be changed by such Shareholder in any matter that it so chooses pursuant to an amendment of these articles of association.

3.2
Subject to the final sentence of article 3.1, the Company purports to operate as a joint venture between Amyris, Inc. and the TENA Shareholder and, in pursuing its business, the Company shall act in accordance with the joint venture purposes as agreed or revised by Amyris, Inc. and the TENA Shareholder in writing from time to time, and the Company, the Managing Directors and the Shareholders will respect and give effect to the JVA.

3.3	The Company shall not have subsidiaries as referred to in Section 2:24a of the Dutch Civil Code.

4	Share capital; Shareholder qualification criteria

4.1	The authorized share capital of the Company is divided into:

(a)	one (1) Share A with a nominal value of one euro (EUR 1), numbered A1;

(b)	one (1) Share B with a nominal value of one euro (EUR 1), numbered B1; and

(c)	two (2) Preferred Shares with a nominal value of one euro (EUR 1) each, numbered P1 and P2.

4.2	The Share A and the Share B will be identical in all respects, other than with respect to voting on Managing Directors.

4.3	All Shares shall be registered. No share certificates shall be issued.

4.4
Shares cannot be held other than as set forth in this article 4.4. Shares can only be held by (i) Amyris, Inc., (ii) TENA USA, (iii) a Wholly Owned TENA Affiliate and (iv) the Escrow Agent. To the extent Shares are to be held by a Wholly Owned TENA Affiliate, such transfer(s) of Shares to that Wholly Owned TENA Affiliate shall be made only in accordance with article 9 Section A.

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5	Register

5.1	The Management Board shall keep a register of the names, addresses and the class(es) of Shares held by the Shareholders as well as the names and addresses of the Persons with Meeting Rights.

5.2	Section 2:194 of the Dutch Civil Code applies to the register.

6	Issuance of Shares
The initial Share A and the initial Share B shall be issued upon incorporation of the Company. The Preferred Shares shall be issued pursuant to a resolution of the General Meeting and a notarial deed executed before a civil law notary registered in the Netherlands, contemporaneously with the execution of the Amyris License Agreement in consideration for the license rights under the Amyris License Agreement.

7	Own Shares
The Company may not acquire Shares or depositary receipts thereof.

8	Transfer of Shares

8.1
The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed the transferor, the transferee and to the extent relevant the Company shall be parties.

8.2
Unless the Company itself is party to the legal act, the rights attached to the Share can only be exercised after the Company has acknowledged said legal act or said deed has been served upon it, in accordance with the relevant provisions of the laws of the Netherlands.

9	Share Transfer restrictions
Section A. Restrictions on Transfers and permitted Transfer by TENA Shareholder

9.1	Restrictions on Transfers

(a)	Except as permitted pursuant to article 9.2, the Shareholders shall not Transfer the whole or any part of their Shares during the Lock-Up Period.

(b)
Notwithstanding any provisions in these articles of association to the contrary, any Transfer in violation of article 9.1(a) shall be null and void and no such Transfer of the whole or any part of any Shares shall be valid or effective, and neither the Company nor any Shareholder shall recognize such a Transfer. Neither the Company nor any Shareholder shall incur any liability as a result of refusing to make any distributions, if any, to the transferee of any such invalid Transfer.

9.2	Permitted Transfer by TENA Shareholder
The TENA Shareholder may transfer all (but no less than all) of its Shares to a Wholly Owned TENA Affiliate, in which case such Wholly Owned TENA Affiliate, as the new TENA Shareholder, shall receive the entirety of the rights and benefits, and assume the obligations, of the TENA Shareholder transferring its Shares hereunder, provided that (i) the TENA Shareholder gives Amyris, Inc. and the Management Board twenty (20) days prior written notice of such proposed transfer specifying the identity of the proposed transferee (provided further that no such or other notice shall be required for

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any Wholly Owned TENA Specified Affiliate); (ii) the Class A Note and the Notes are transferred to such Wholly Owned TENA Affiliate; (iii) such Wholly Owned TENA Affiliate, shall execute and deliver a statement in writing and reasonably acceptable to the Company whereby such Wholly Owned TENA Affiliate expressly agrees to become a party to the JVA and subject to the same obligations as the TENA Shareholder; (iv) such Wholly Owned TENA Affiliate assumes all rights and obligations of the TENA Shareholder under the Escrow Agreement by way of a transfer of contract and such Wholly Owned TENA Affiliate shall execute and deliver such documentation as is requested by the Escrow Agent and the Company to have the Escrow Agreement apply to such Wholly Owned TENA Affiliate as it does to the TENA Shareholder; (v) such Wholly Owned TENA Affiliate assumes all rights and obligations of the TENA Shareholder under the Pledge Agreement and the Deed of Transfer and Confirmation of Pledge; (vi) such proposed transfer shall require the prior written consent of Amyris, Inc. (such consent not to be unreasonably withheld, conditioned or delayed), which consent shall not be required in the event of a transfer to a Wholly Owned TENA Specified Affiliate; and it being understood that such transfer to a Wholly Owned TENA Affiliate shall not release TENA USA from its liability for the obligations pursuant to the JVA and TENA USA remains responsible for such Wholly Owned TENA Affiliate’s compliance with these articles of association, unless otherwise agreed by TENA USA and Amyris, Inc.
Section B. Purchase Option

9.3
Upon the occurrence of a Fundamental Amyris Change, the TENA Shareholder shall have the irrevocable right to purchase the Share A and, subject to article 9.3(b)(i), the Preferred Shares (jointly, the “Purchase Option”), which shall be effective and shall be deemed to have been exercised, without notice to any Person, immediately upon the occurrence of such Fundamental Amyris Change. Promptly following such Fundamental Amyris Change, the TENA Shareholder shall deliver written notice of such deemed exercise of the Purchase Option to the Escrow Agent with a copy to Amyris, Inc. and the Company (the “Notice of Election”).

(a)
The purchase price for the Share A is fixed in an amount equal to the Class A Loan Amount as calculated immediately prior to the occurrence of such Fundamental Amyris Change, and shall be paid to Amyris, Inc. by effecting a euro-for-euro offset against all of the amounts then outstanding under the Class A Note after giving effect to acceleration thereunder, which offset shall automatically occur upon the occurrence of such Fundamental Amyris Change such that the TENA Shareholder need do nothing further (subject to compliance with the laws of the Netherlands), to effect its acquisition of full right, title and interest in and to the Share A. Upon the Escrow Agent’s receipt of the Notice of Election, the Share A (which shall be free and clear of any Liens, defects and other adverse interests (other than as created in favor of the TENA Shareholder or any of its Affiliates)) shall be transferred by the Escrow Agent to the TENA Shareholder pursuant to

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the terms of the Escrow Agreement. Promptly following such transfer of the Share A to the TENA Shareholder, the TENA Shareholder will deliver the Class A Note to Amyris, Inc. (provided, that such obligation to deliver the Class A Note shall not constitute a condition subsequent to the effectiveness of any such purchase of the Share A), and such Class A Note will be cancelled and extinguished by the TENA Shareholder.

(b)	The purchase price for the Preferred Shares shall be equal to the Preferred Shares Option Price, which shall be determined as follows:

(i)
As soon as reasonably practicable following its knowledge of the occurrence of a Fundamental Amyris Change, the TENA Shareholder shall contact the Approved Valuation Firms (in order of ranking) and shall engage the first Approved Valuation Firm that agrees in writing to accept such engagement (such engaged Approved Valuation Firm, the “Valuation Advisor”) and upon such engagement, no further Approved Valuation Firm(s), if any, need to be contacted. The Valuation Advisor so engaged shall be engaged to represent both Amyris, Inc. and the TENA Shareholder.

(ii)
The TENA Shareholder shall notify Amyris, Inc. as soon as reasonably practicable after contacting an Approved Valuation Firm and of such Approved Valuation Firm’s response, and shall provide Amyris, Inc. with a copy of the engagement letter entered into with the Valuation Advisor.

(iii)
The Valuation Advisor shall be instructed by the TENA Shareholder to provide its determination of the Preferred Shares Option Price, accompanied by an Advisor’s Report, to each of Amyris, Inc. and the TENA Shareholder concurrently within twenty-five (25) days of its having been engaged as the Valuation Advisor.

(iv)
Neither Amyris, Inc., the TENA Shareholder nor any of their respective Affiliates shall communicate unilaterally with the Valuation Advisor. Each of Amyris, Inc. and the TENA Shareholder shall have the opportunity to make no more than two separate submissions (with copies of such submissions provided concurrently to the other Person) to the Valuation Advisor regarding its views on the calculation of the Preferred Shares Option Price at any time prior to fifteen (15) days before the Valuation Advisor is required to deliver its Advisor’s Report (it being understood that the TENA Shareholder and Amyris, Inc. may respond to additional requests for information by the Valuation Advisor, and provide information to the Valuation Advisor in response to such requests, at any time). The Valuation Advisor shall consider, but shall not be bound by, any such submissions.

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(v)
The Advisor’s Report and the Preferred Shares Option Price contained therein shall be non-appealable, final and binding on Amyris, Inc. and the TENA Shareholder and their Affiliates for purposes of these articles of association. In determining the Preferred Shares Option Price, the TENA Shareholder shall instruct the Valuation Advisor that the Valuation Advisor shall not deliver any interim or preliminary drafts of its Advisor’s Report to Amyris, Inc., the TENA Shareholder or any of their respective Affiliates and instead shall deliver only a final, signed copy of the Advisor’s Report with the Preferred Shares Option Price set forth therein in accordance with these articles of association.

(vi)
Each of Amyris, Inc. and the TENA Shareholder covenant to provide the Valuation Advisor with complete and accurate information requested by the Valuation Advisor to allow the Valuation Advisor to timely, accurately and independently estimate the Preferred Shares Option Price, and if either of them fails to do so, the Valuation Advisor shall be entitled to rely entirely on the information provided by the other Person, without right of challenge by the Person who failed to timely provide such information to the Valuation Advisor. The TENA Shareholder shall bear all of the fees and expenses within the scope of the engagement letter of the Valuation Advisor. Neither Amyris, Inc. or any of its Affiliates nor the TENA Shareholder or any of its Affiliates (but only with respect to matters involving the New Energies business of TENA USA’s ultimate parent holding company and any other entity then operating what is currently the New Energies business) shall engage any of the Approved Valuation Firms for the purpose of providing investment banking, financial advisory, valuation or intellectual property advisory services.

(c)
Within fifteen (15) Business Days of its receipt from the Valuation Advisor of the Preferred Shares Option Price as set forth in the Advisor’s Report (it being understood that such period shall be automatically extended if required by any Competition Law), the TENA Shareholder shall either (X) elect to complete the purchase of the Preferred Shares or (Y) rescind its Notice of Election and its deemed exercise of the Purchase Option, in which case it shall be required to sell and transfer the Share A to Amyris, Inc., each as more fully described below:

(i)
Should the TENA Shareholder elect to complete the purchase of the Preferred Shares, it shall (not more than fifteen (15) Business Days after its receipt from the Valuation Advisor of the Preferred Shares Option Price as set forth in the Advisor’s Report (it being understood that such period shall be automatically extended if required by any Competition Law))

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(X) pay Amyris, Inc. the Preferred Shares Option Price by effecting a dollar-for-dollar offset against all of the amounts then outstanding under the Notes, after giving effect to acceleration thereunder, and to the extent the Preferred Shares Option Price exceeds such outstanding amounts, by paying the difference in cash to Amyris, Inc. by wire transfer of immediately available funds to a segregated account of the Escrow Agent in accordance with the Escrow Agreement (which funds shall be delivered by the Escrow Agent to Amyris, Inc. in accordance with the Escrow Agreement by wire transfer of immediately available funds to the account designated by Amyris, Inc. in accordance with the Escrow Agreement immediately following the transfer of the Preferred Shares by the Escrow Agent to the TENA Shareholder) and (Y) after or concurrent to such payment, deliver notice of the payment of the Preferred Shares Option Price (the “Notice of Payment of Preferred Shares Option Price”) to the Escrow Agent with a copy to Amyris, Inc. and the Company, following which the Preferred Shares (which shall be free and clear of Liens, defects and other adverse interests other than as created in favor of the TENA Shareholder or any of its Affiliates) shall be transferred by the Escrow Agent to the TENA Shareholder. Promptly following such transfer of the Preferred Shares to the TENA Shareholder, the TENA Shareholder will deliver all of the issued and outstanding Notes to Amyris, Inc. (provided, that such obligation to deliver the Notes shall not constitute a condition subsequent to the effectiveness of any such purchase of the Preferred Shares), and such Notes will be cancelled and extinguished by the TENA Shareholder.

(ii)
Should the TENA Shareholder elect to rescind its Notice of Election and its deemed exercise of the Purchase Option, it shall provide notice of such rescission (the “Rescission Notice”) at any time following the occurrence of such Fundamental Amyris Change (whether before and not more than fifteen (15) Business Days after its receipt from the Valuation Advisor of the Preferred Shares Option Price as set forth in the Advisor’s Report) to the Escrow Agent, with a copy to Amyris, Inc. and the Company, instructing the Escrow Agent to release the Preferred Shares to Amyris, Inc., and Amyris, Inc. shall be required to immediately repurchase the Share A from the TENA Shareholder by delivering to the TENA Shareholder an amount equal to the Class A Loan Amount as calculated immediately prior to the occurrence of such Fundamental Amyris Change, after which the TENA Shareholder shall transfer the Share A to Amyris, Inc.

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(d)
In the event that the TENA Shareholder does not either purchase the Preferred Shares pursuant to article 9.3(c)(i) or rescind its Notice of Election pursuant to article 9.3(c)(ii) within fifteen (15) Business Days after its receipt from the Valuation Advisor of the Preferred Shares Option Price as set forth in the Advisor’s Report, then it shall be deemed to have elected to complete the purchase of the Preferred Shares if the Preferred Shares Option Price is equal to or less than all of the amounts outstanding under the Notes at that time and it shall be deemed to have elected to rescind its Notice of Election if the Preferred Shares Option Price is greater than all of the amounts outstanding under the Notes at that time.

9.4
The TENA Shareholder and Amyris, Inc. recognize and agree that the Purchase Option is intended by them to constitute a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code. The TENA Shareholder’s right to exercise the Purchase Option effective immediately upon a Fundamental Amyris Change is intended by both the TENA Shareholder and Amyris, Inc. to constitute a contractual right to terminate, liquidate or accelerate the Purchase Option as described in Section 555 of the Bankruptcy Code and the TENA Shareholder’s right to foreclose on the Share A and the Preferred Shares is intended by the TENA Shareholder and Amyris, Inc. to constitute a contractual right under a security agreement or other arrangement as described in Section 362(b)(6) of the Bankruptcy Code that is related to such securities contract.

9.5
The rights and obligations of Amyris, Inc. pursuant to this article 9 Section B are personal to Amyris, Inc. and will survive a transfer by Amyris, Inc. of its Shares to the Escrow Agent by way of administration (ten titel van beheer).

Section C. Right of First Offer

9.6
In the event that the restrictions on Transfer contained in article 4.4, and article 9 Section A, and the Purchase Option contained in article 9 Section B are held to be invalid, illegal or unenforceable in any jurisdiction and Amyris, Inc. shall desire to sell or assign all or a part of its Shares to a third party (including by way of instructing the Escrow Agent to do so, as the case may be), then such sale or assignment shall be subject to the right of first offer as described in this article 9.6 (the “Right of First Offer”). Before Amyris, Inc. may consummate a Transfer of all or any portion of its Shares to a third party, Amyris, Inc. shall give notice to the TENA Shareholder (the “ROFO Notice”) setting forth the purchase price for which it will offer such Shares for sale (which offered purchase price must be payable entirely in cash at closing). The TENA Shareholder has thirty (30) Business Days after receipt of the ROFO Notice to elect, by giving written notice to Amyris, Inc., to acquire all, but not less than all, of such Shares for the purchase price specified in the ROFO Notice, which purchase price shall be paid by the TENA Shareholder to Amyris, Inc. by effecting a dollar-for-dollar or euro-for-euro, as appropriate, offset against all of the amounts then outstanding under the Notes and the Class A Note, after giving effect to acceleration thereunder, and to the extent the purchase price exceeds such outstanding amounts, by paying the

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difference in cash to Amyris, Inc. by wire transfer of immediately available funds to a segregated account of the Escrow Agent in accordance with the Escrow Agreement (which funds shall be delivered by the Escrow Agent to Amyris, Inc. in accordance with the Escrow Agreement by wire transfer of immediately available funds to the account designated by Amyris, Inc. in accordance with the Escrow Agreement immediately following the transfer of the Shares by the Escrow Agent to the TENA Shareholder) and the Shares (which shall be free and clear of Liens, defects and other adverse interests other than as created in favor of the TENA Shareholder or any of its Affiliates) shall be transferred by the Escrow Agent to the TENA Shareholder. Promptly following any such transfer of the Shares to the TENA Shareholder, the TENA Shareholder will deliver all of the issued and outstanding Notes and the Class A Note to Amyris, Inc. (provided, that such obligation to deliver the Notes and the Class A Note shall not constitute a condition subsequent to the effectiveness of any such purchase of the Share A and the Preferred Shares), and such Notes and the Class A Note will be cancelled and extinguished by the TENA Shareholder. The making of such election by the TENA Shareholder shall be deemed to be the making of a contract between Amyris, Inc. and the TENA Shareholder for the purchase and sale of such Shares on the terms set forth herein. If the TENA Shareholder elects to acquire such Shares, then the TENA Shareholder shall have thirty (30) Business Days after the making of such election to consummate the purchase. If such election shall not be made, then Amyris, Inc. may conclude a sale at any time within one hundred twenty (120) days after having provided the TENA Shareholder with the ROFO Notice for a purchase price (net of any liabilities incurred or retained by Amyris, Inc. in connection with such sale) payable on terms that are not more favorable and at a purchase price that is not less than the purchase price set forth in the ROFO Notice. If a sale is not consummated within such one hundred and twenty (120) day period, then the rights of the TENA Shareholder to notice and purchase as described in this 9.6 shall continue, and again be operative, as to any new sale.

9.7
The rights and obligations of Amyris, Inc. pursuant to this article 9 Section C are personal to Amyris, Inc. and will survive a transfer by Amyris, Inc. of its Shares to the Escrow Agent by way of administration (ten titel van beheer).

Section D. Civil law notary

9.8	Civil law notary
The Management Board shall provide the civil law notary with such confirmations as are reasonably required for the civil law notary to assess whether the relevant requirements for a transfer of Shares as laid down in this article 9 have been met, and the relevant civil law notary may rely on the confirmations given by the Management Board without any further inquiry.

10	Pledging of Shares and usufruct on Shares

10.1
The provisions of article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer (or Transfer) of a usufruct on Shares, and no pledging of Shares shall be made unless such pledge meets the exception in the definition of the word Transfer hereunder. The Meeting Rights cannot be

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granted to a pledgee without voting rights.

10.2	Upon the creation or transfer (or Transfer) of a usufruct on a Share, or afterwards, the voting rights attached to such Share may not be assigned to the usufructuary.

11	Depositary receipts for Shares
The Meeting Rights shall not be attached to depositary receipts for Shares.

12	Managing Directors

12.1
Until the occurrence of a Fundamental Amyris Change and (again) upon the delivery by the TENA Shareholder of the Rescission Notice to the Escrow Agent with a copy to Amyris, Inc. and the Company, the Management Board shall consist of two Managing Directors A and two Managing Directors B. Upon the occurrence of a Fundamental Amyris Change and until, if any, the delivery by the TENA Shareholder of the Rescission Notice to the Escrow Agent with a copy to Amyris, Inc. and the Company, the Management Board shall consist of two Managing Directors A and three Managing Directors B (the additional Managing Director B, the “TENA Vacancy Director”). The TENA Vacancy Director shall be the individual or legal entity, appointed with effect pursuant to the draft of the shareholders’ resolution attached as Annex 1.

12.2	Both individuals and legal entities can be Managing Directors provided that the relevant individual or legal entity has not resigned or been removed as Managing Director for Cause previously.

12.3	Managing Directors are appointed as follows:

(a)	the Managing Directors A shall be appointed by the Share A Meeting; and

(b)	the Managing Directors B shall be appointed by the Share B Meeting.

12.4
Upon the occurrence of a Fundamental Amyris Change, all Managing Directors A appointed by the Share A Meeting then in office shall be deemed to have immediately resigned without any further action being required.

After such resignation(s), a Managing Director B shall forthwith update the Trade Register of the Chambers of Commerce where the Company is registered of such resignation(s).

12.5
Upon the delivery by the TENA Shareholder of the Rescission Notice to the Escrow Agent with a copy to Amyris, Inc. and the Company, and subject to Amyris, Inc.’s compliance with article 9.3(c)(ii), the Managing Directors A and the TENA Vacancy Director then in office shall be deemed to have immediately resigned without any further action being required. After such resignations, a Managing Director B shall forthwith update the Trade Register of the Chambers of Commerce where the Company is registered of such resignations.

12.6	A Managing Director may be suspended or removed by the distinct body authorised to appoint that Managing Director at any time (whether or not for Cause).

12.7
Any suspension may be extended one or more times, but may not last longer than three (3) months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.

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12.8	The authority to establish remuneration and other conditions of employment for Managing Directors is vested in the General Meeting.

13	Duties, working methods and decision-making process of the Management Board; conflict of interest

13.1	The Management Board shall be entrusted with the management of the Company.

13.2
Until the occurrence of a Fundamental Amyris Change and (again) upon the delivery by the TENA Shareholder of the Rescission Notice to the Escrow Agent with a copy to Amyris, Inc. and the Company, the Management Board must act in accordance with specific instructions of the General Meeting provided that the General Meeting shall not be authorised to give instructions to the Management Board with respect to the matters contemplated by article 13.15 or article 13.17. Upon the occurrence of a Fundamental Amyris Change and until, if any, the delivery by the TENA Shareholder of the Rescission Notice to the Escrow Agent with a copy to Amyris, Inc. and the Company, the Management Board must act in accordance with specific instructions of the Share B Meeting, subject to compliance with the provisions of article 13.16 provided that the Share B Meeting shall not be authorised to give instructions to the Management Board with respect to the matters contemplated by article 13.15 or article 13.17. The Management Board must comply with these instructions unless they are not in accordance with the provisions of article 13.16 or in conflict with the fiduciary duties to be observed by the Management Board vis-à-vis the Company pursuant to the laws of the Netherlands.

13.3
To the extent that the laws of the Netherlands do not provide otherwise, each Managing Director may consider the best interests of the Shareholder that appointed such Managing Director (which includes, in respect of a Managing Director appointed by the Escrow Agent, the Person that instructed the Escrow Agent to appoint such Managing Director in accordance with the Escrow Agreement) in making any determination as a Managing Director.

13.4
To the extent that the laws of the Netherlands do not provide otherwise, any Managing Director (regardless of the type of capacity, Managing Director or otherwise) that becomes aware of any opportunity relevant to the Company (including opportunities in countries in which the Company is or is intended to be active), then such Managing Director shall be free to inform the Shareholder that appointed him (which includes, in respect of a Managing Director appointed by the Escrow Agent, the Person that instructed the Escrow Agent to appoint such Managing Director in accordance with the Escrow Agreement) of such opportunity and such Shareholder shall be free to proceed with such opportunity on its own with such opportunity at its sole cost, risk and expense, and it shall be under no obligation to notify, or otherwise offer to engage with, the Company, in respect of such opportunity.

13.5
The Management Board shall have a chairperson (the “Chairperson”). Until the occurrence of a Fundamental Amyris Change and (again) upon the delivery by the TENA Shareholder of the Rescission Notice to the Escrow Agent with a copy to Amyris, Inc. and the Company, the Chairperson shall be

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designated by the Share A Meeting. Upon the occurrence of a Fundamental Amyris Change and until, if any, the delivery by the TENA Shareholder of the Rescission Notice to the Escrow Agent with a copy to Amyris, Inc. and the Company, the Chairperson shall be designated by the Share B Meeting. After the designation as referred to in the third full sentence of this article 13.5, a Managing Director B shall forthwith update the Trade Register of the Chambers of Commerce where the Company is registered of such designation. After the designation as referred to in the second full sentence of this article 13.5, a Managing Director A shall forthwith update the Trade Register of the Chambers of Commerce where the Company is registered of such designation.

13.6
The Chairperson shall be responsible for setting the Management Board agenda prior to Management Board meetings (which agenda shall specify in reasonable detail the matters to be discussed at the applicable Management Board meeting and which shall be delivered to each Managing Director not later than five (5) Business Days before any regular meeting and concurrent with the applicable notice for any special meeting).

13.7
Meetings of the Management Board shall be held at least once every six (6) months at such place and time as shall be determined by the Chairperson (who shall as reasonably feasible accommodate requests with respect to the locations of each alternate meeting as may be made by the TENA Shareholder). At the start of each Fiscal Year, the Chairperson shall use commercially reasonable efforts to set the time and place for regular meetings of the Management Board for such Fiscal Year. Regular meetings of the Management Board shall be held upon not less than ten (10) Business Days’ prior notice in writing to each Managing Director; provided, however, that such notice may, as to a Managing Director, be waived in writing by such Managing Director.

13.8
Special meetings of the Management Board may be called by any two Managing Directors. Special meetings of the Management Board shall be held upon not less than five (5) Business Days’ prior notice in writing to each Managing Director, which notice shall state the purpose or purposes for which such special meeting is being called; provided, however, that such notice may, as to a Managing Director, be waived in writing by such Managing Director; and provided, further, that if the nature of the action to be taken is such that time is of the essence with respect to such action, such emergency special meeting may be held without such five (5) Business Days’ prior written notice if at least seventy-two (72) hours prior notice in writing has been given to each Managing Director, a good faith effort has been made to notify and consult with each Managing Director regarding such action, and a quorum exists for the taking of such action.

13.9
The Management Board shall use reasonable efforts to schedule regular and special meetings of the Management Board at such places and times based on the reasonable availability of the Managing Directors such that all Managing Directors may participate in all regular and special meetings of the Board.

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13.10
Managing Directors may attend regular and special meetings of the Management Board either in person or by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear and be heard.

13.11
To the extent that these articles of association do not provide otherwise, in a meeting of the Management Board, each Managing Director may cast one vote. If there is a tie in voting, the proposal shall be deemed to have been rejected.

13.12
To the extent that these articles of association do not provide otherwise, at least three of the Managing Directors then in office must be present or represented by another Managing Director at any meeting of the Management Board in order to constitute a quorum for the transaction of business at such meeting. A majority of the Managing Directors present or represented, whether or not a quorum is present, may adjourn any meeting to another time and place. In the event that a quorum is not constituted at a duly called meeting of the Management Board, such meeting shall be adjourned and postponed and notice of a second call for such meeting shall be sent to all Managing Directors setting forth a time and place for the reconvening of the original meeting that is not less than three (3) Business Days nor more than fifteen (15) days after the date initially set for such meeting. If a quorum is not present at such reconvened meeting, then such reconvened meeting shall be adjourned and postponed and notice of a third call for such meeting shall be sent to all Managing Directors setting forth a time and place for the reconvening of the original meeting that is not less than three (3) Business Days nor more than thirty (30) days after the date initially set for such meeting.

13.13
To the extent that these articles of association do not provide otherwise, all actions of the Management Board shall require the affirmative vote of at least three Managing Directors present or represented at a duly convened meeting of the Management Board at which a quorum is present, or, in lieu of a meeting and provided that no Managing Directors opposes to this manner of adopting resolutions, by the consent in writing of at least three Managing Directors. For the avoidance of doubt, upon the appointment of the TENA Vacancy Director (and while such appointment is effective per these articles of association), the vote of the three Managing Directors B shall constitute all requisite approval of the Management Board required by this article 13.13.

13.14
Without the requisite approval of the Management Board as contemplated by article 13.13 and to the extent that these articles of association do not provide otherwise, the Management Board shall not make, take, enter, cause, permit to occur, commit to, authorize or approve any action, including any of the following, and neither Amyris, Inc. nor the TENA Shareholder shall permit the Company to make, take, enter, cause, permit to occur, commit to, authorize or approve any action, including any of the following:

(a)	the Development Budget;

(b)	the granting of any sublicenses by the Company under the Amyris License Agreement;

(c)	the practice by the Company of the Amyris License Agreement;

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(d)	the conduct by the Company of any patent prosecution or enforcement with respect to any patents licensed to the Company;

(e)	the incurrence by the Company of any indebtedness or the guarantee by the Company of any indebtedness;

(f)	any distributions pursuant to article 20;

(g)	the entry by the Company into any contract or other binding agreement, whether written or oral;

(h)	the conduct by the Company of any business or operations other than those incidental to holding the Amyris License Agreement; and

(i)	the appointment or removal of any Officers.

13.15
Notwithstanding anything to the contrary in these articles of association, (a) only the Managing Directors B and, to the extent appointed by the Escrow Agent upon the instruction of the TENA Shareholder, the Managing Directors A shall be permitted to make any decisions on behalf of the Company and all Managing Directors A appointed by the Share A Meeting are deemed to have a conflict of interest (within the meaning of article 13.18) with respect to Section 365(n) of the Bankruptcy Code with respect to the Amyris License Agreement or any other license granted to the Company by Amyris, Inc. or any of its Affiliates, or any Amyris Associated Entity, including making the election as contemplated in Section 365(n)(1) of the Bankruptcy Code with respect to the Amyris License Agreement or any other license granted to the Company by Amyris, Inc. or any of its Affiliates or any Amyris Associated Entity, or exercising the 365(n) Election as that term is defined in and as set forth in the Amyris License Agreement, as well as any decisions relating to preserving the protections afforded by such subsection with respect to the Amyris License Agreement or any other license granted to the Company by Amyris, Inc. or any of its Affiliates or any Amyris Associated Entity, including rights with respect to adequate protection; and (b) such decision shall constitute the requisite approval of the Management Board as contemplated by article 13.13 in connection with such matters.

Notwithstanding anything to the contrary in these articles of association, there shall be no requirement for a quorum at any meeting of the Management Board at which the matters described above are being considered, but only with respect to the consideration of such matters and the Managing Directors B and, to the extent appointed by the Escrow Agent upon the instruction of the TENA Shareholder, the Managing Directors A then in office and in respect of whom no conflict of interest within the meaning of article 13.18 exists will adopt any resolution(s) in that respect with a simple majority of the votes cast in a meeting without a quorum being required.

13.16
Notwithstanding anything to the contrary in these articles of association, during the Option Phase, (a) the Company shall not, and the Management Board shall not authorize, permit or direct the Company to, make, take, enter into, cause, permit to occur, commit to, authorize, or approve any action, other than (i) such actions as are necessary to maintain its corporate existence, (ii) such actions as are necessary or appropriate to preserve the rights afforded to the Company under the Amyris License Agreement or any other license

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granted to the Company by Amyris, Inc. or any of its Affiliates or any Amyris Associated Entity, including exercising its Section 365(n) rights pursuant to article 13.15 or exercising the 365(n) Election as that term is defined in and as set forth in the Amyris License Agreement, and (iii) assisting in determination of the Preferred Shares Option Price, (b) neither the JVA nor these articles of association shall be amended, waived or modified without the prior written consent by Amyris, Inc., (c) no Transfer shall be made of any Shares (or any interest in the Company), in each case, without the prior written consent by Amyris, Inc. which consent may be provided or withheld in its sole discretion, and (d) the Company shall not assign any or all of its rights or delegate any of its obligations under the Amyris License Agreement to any other Persons and shall not grant any sublicense rights or engage any “Subcontractors” (as defined in the Amyris License Agreement) under the Amyris License Agreement and shall not otherwise encumber the rights granted to the Company under the Amyris License Agreement.

13.17
The Managing Directors A appointed by the Share A Meeting are deemed to have a conflict of interest within the meaning of article 13.18 with respect to the commencement of any legal suit, claim, prosecution, litigation, arbitration or other legal proceedings and any settlement thereof by or on behalf of the Company against Amyris, Inc., its Affiliates or any Amyris Associated Entities. The Managing Directors B appointed by the Share B Meeting are deemed to have a conflict of interest within the meaning of article 13.18 with respect to the commencement of any legal suit, claim, prosecution, litigation, arbitration or other legal proceedings and any settlement thereof by or on behalf of the Company against TENA USA or any of its Affiliates.

Notwithstanding anything to the contrary in these articles of association, there shall be no requirement for a quorum at any meeting of the Management Board at which such matters are being considered, but only with respect to the consideration of such matters and the Managing Directors then in office and in respect of whom no conflict of interest within the meaning of article 13.18 exists with respect to such issue will adopt any resolution(s) in that respect of such issue with a simple majority of the votes cast in a meeting without a quorum being required.

13.18
A Managing Director shall not take part in the discussions and decision-making by the Management Board if he has a direct or indirect personal interest therein that conflicts with the interests of the Company or the business connected with it. In case all Managing Directors have a conflict as referred to in the preceding sentence, the Management Board shall still be authorised to adopt the relevant resolution.

13.19
When determining how many votes are cast by Managing Directors or how many Managing Directors are present or represented, account shall nonetheless be taken of Managing Directors that are not allowed to take part in the discussions and decision-making by the Management Board pursuant to the laws of the Netherlands or these articles of association. If as a result thereof no resolution can be adopted because of the quorum and/or the affirmative requirements set forth in these articles of association, then the

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relevant matter shall be put forward for approval by the General Meeting. If the General Meeting approves the relevant matter, then the Management Board can adopt any resolution(s) in that respect with a simple majority of the votes cast in a meeting without a quorum being required. If the General Meeting does not approve the relevant matter, then the quorum and/or affirmative vote requirements set forth in these articles of association will continue to apply to the relevant matter.

14	Representation

14.1	The Company shall be represented by:

(a)	the Management Board;

(b)	a Managing Director A and a Managing Director B acting jointly; or

(c)	three Managing Directors B acting jointly.

14.2
The Management Board may from time to time appoint and remove officers of the Company (the “Officers”), in which case the duties, powers and responsibilities of each such Officer shall be as determined by the Management Board.

15	Indemnification of Managing Directors and Officers
Unless prohibited under the laws of the Netherlands, the following shall be reimbursed to current and former Managing Directors and Officers:

(a)
reasonable costs of conducting a defense against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the request of the Company;

(b)	any damages or fines payable by them as a result of an act or failure to act as referred to under (a);

(c)
reasonable costs of appearing in other legal proceedings in which they are involved as current or former Managing Directors or Officers, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that a Dutch court has established in a final and conclusive decision that (i) the act or failure to act of the applicable current or former Managing Director or Officer may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the applicable current or former Managing Director or Officer was not acting honestly and in good faith (vervulde zijn taak niet behoorlijk) with a view to the interest of the Company, subject to the provisions of articles 13.3 and 13.4.
The Company may take out liability insurance for the benefit of the persons concerned.

16	Approval of Management Board resolutions

16.1	The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

16.2	The absence of approval by the General Meeting of a resolution as referred to in this article 16 shall not affect the authority of the Management Board or the

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Managing Directors to represent the Company.

17	Vacancy or inability to act

17.1	If a Managing Director is unable to perform his tasks and duties, then:

(a)
in case it concerns a Managing Director A: the Share A Meeting may designate another person to be temporarily charged with the tasks and duties of the relevant Managing Director A and that person shall thus have corresponding rights and obligations; and

(b)
in case it concerns a Managing Director B: the Share B Meeting may designate another person to be temporarily charged with the tasks and duties of the relevant Managing Director B and that person shall thus have corresponding rights and obligations.

17.2
If a Managing Director of a certain class is absent or prevented from performing his duties, the remaining Managing Director(s) of the relevant class (if any) and the person(s) designated for that purpose by the meeting of holders of Shares of the applicable class pursuant to article 17.1 shall be temporarily entrusted with the management of the Company, together with the Managing Director or Managing Directors of the other class, or together with the person(s) designated by the meeting of holders of Shares of the other class pursuant to article 17.1 for the purpose of being temporarily entrusted with the management of the Company.

18	Financial and fiscal year and Financial Statements

18.1	The Company’s financial and fiscal year shall be the calendar year (the “Fiscal Year”).

18.2
Annually, not later than thirty (30) days after the end of the Fiscal Year, save where this period is extended by the General Meeting by not more than six (6) months by reason of special circumstances, the Management Board shall prepare the Financial Statements, and shall deposit the same for inspection by the Shareholders and the other Persons with Meeting Rights at the Company’s office.

18.3
Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders and the other Persons with Meeting Rights, unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Company.

18.4	The Financial Statements shall be signed by the Managing Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

18.5	The Company may, and if the laws of the Netherlands so require shall, appoint an accountant to audit the Financial Statements. Such appointment shall be made by the General Meeting.

19	Adoption of the annual accounts and release from liability

19.1	The General Meeting shall adopt the Financial Statements.

19.2
At the General Meeting at which it is resolved to adopt the Financial Statements, a proposal concerning release of the Managing Directors from liability for the management pursued, insofar as the exercise of their duties is reflected in the Financial Statements or otherwise disclosed to the General Meeting prior to the adoption of the Financial Statements, shall be brought up

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for discussion separately.

20	Profits and distributions

20.1	The Management Board is authorised to allocate the profits as determined by the adoption of the Financial Statements and to declare distributions.

20.2	Distributions may only be made to the extent that any cash held by the Company is not necessary for its operations.

20.3	Any distributions will be made in equal parts on the A Share and the B Share. No distributions will be made on the Preferred Shares.

20.4	Distributions on Shares may be made only up to an amount which does not exceed the amount of the Distributable Equity.

20.5	A claim of a Shareholder for payment of a distribution on Shares shall be barred after five (5) years have elapsed.

21	General Meetings

21.1	During each Fiscal Year at least one General Meeting shall be held or at least one resolution shall be adopted in accordance with article 27.1.

21.2	Other General Meetings shall be held as often as the Management Board, the Chairperson or a Shareholder deems necessary.

22	Notice, agenda and venue of meetings

22.1	Notice of General Meetings shall be given by the Management Board or, if relevant, the Chairperson or a Shareholder.

22.2	Notice of the meeting shall be given no later than on the tenth Business Day prior to the day of the meeting.

22.3
The notice convening the meeting shall specify the business to be discussed. Other business not specified in such notice may be announced at a later date, with due observance of the term referred to in article 22.2.

22.4
To the extent that the laws of the Netherlands do not provide otherwise, before any matter may be submitted to the General Meeting for a vote then such matter (including its submission to the General Meeting for a vote) must first receive the requisite approval of the Management Board as contemplated by article 13.13 regardless of whether such matter is listed in article 13.14.

22.5
The notice convening the meeting shall be sent to the addresses of the Shareholders and the other Persons with Meeting Rights shown in the register referred to in article 5. With the consent of a Shareholder or another Person with Meeting Rights, notice of the meeting may also be given by a legible and reproducible message sent through electronic means of communication to the address provided for the purposes hereof by the Shareholder or the other Person with Meeting Rights to the Company.

22.6
General Meetings are held in the municipality in which, according to these articles of association, the Company has its official seat or at Schiphol airport (municipality of Haarlemmermeer, the Netherlands). General Meetings may also be held elsewhere, provided that all Persons with Meeting Rights have consented to the place of the meeting and the Managing Directors have been given the opportunity to give advice prior to the decision-making.

23	Admittance, Meeting Rights and voting rights

23.1	The Meeting Rights accrue to each Shareholder and each other Person with Meeting Rights. Each Shareholder and each pledgee to whom the voting

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rights accrue shall be entitled to exercise the voting rights in the General Meeting. Shareholders and other Persons with Meeting Rights may be represented in a meeting by a proxy authorised in writing.

23.2
At a meeting, each Person present with voting rights, or its proxy authorised in writing, must sign the attendance list. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

23.3	The Managing Directors shall have the right to cast an advisory vote in the General Meetings.

23.4	The chairman of the meeting shall decide on the admittance of persons to the meeting other than Shareholders or Persons with Meeting Rights.

24	Chairman and secretary of the meeting

24.1	The chairman of a General Meeting shall be appointed by the Persons with voting rights present or represented at the meeting, by a simple majority of the votes cast.

24.2	The chairman of the meeting shall appoint a secretary for the meeting.

25	Minutes; recording of Shareholders’ resolutions

25.1
The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairman and the secretary of the meeting and as evidence thereof shall be signed by them.

25.2
The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairman of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the other Persons with Meeting Rights. On application, each of them shall be provided with a copy of or an extract from the records, at not more than cost price.

26	Adoption of resolutions in a meeting

26.1	Both the Share A and the Share B confers the right to cast one vote in the General Meeting. The Preferred Shares have no voting rights in the General Meeting.

26.2
To the extent that the laws of the Netherlands or these articles of association do not provide otherwise, all resolutions of the General Meeting shall be adopted by unanimous votes cast, in a meeting at which all of the issued Common Shares are represented.

26.3	If the quorum referred to in article 26.2 is not met, no adjournment can occur nor a second meeting as referred to in Section 2:230, subsection 3, of the Dutch Civil Code can be convened.

26.4	If there is a tie in voting, the proposal shall be deemed to have been rejected.

26.5
If the formalities for convening and holding of General Meetings, as prescribed by the laws of the Netherlands or these articles of association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if all Persons with Meeting Rights have consented to the decision-making taking place and the Managing Directors have been given the opportunity to give advice prior to the decision-making.

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27	Adoption of resolutions without holding a meeting

27.1
Shareholders may adopt resolutions of the General Meeting other than in a meeting, provided that all Persons with Meeting Rights have consented to this manner to adopt a resolution. In case of adoption of resolutions other than in a meeting, the votes shall be cast in writing. The requirement that votes must be cast in writing shall have been met if the resolutions have been put in writing specifying the way in which each Shareholder has cast his vote. The Managing Directors shall be given the opportunity to give advice prior to the decision-making.

27.2
Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in article 25.2.

28	Meetings of holders of Shares of a particular class

28.1
Meetings of holders of Shares of a particular class shall be held as often as a Managing Director or a holder of Shares of the relevant class deems necessary or if required by these articles of association.

28.2	The Share A, the Share B and each Preferred Share confers the right to cast one vote in the meeting of holders of the relevant class.

28.3
The provisions in these articles of association with respect to General Meetings – including but not limited to the provisions with respect to resolutions of the General Meeting – shall, except for articles 21.1, 22.4 and 23.3, apply by analogy to meetings of holders of Shares of a particular class provided that any provision in respect of a quorum does not apply to meetings of holders of Shares of a particular class. The provisions of article 27 shall equally apply with the understanding that the last full sentence of article 27.1 does not apply.

29	Amendment of the articles of association

29.1	With due observance of article 22.4, the General Meeting may resolve to amend these articles of association.

29.2
A resolution to amend these articles of association as a result of which the rights of the holders of the Preferred Share are affected (including, but not limited to, the creation of any new class or series of preference shares, any impairment of the rights, preferences and privileges of the holders of the Preferred Shares or the issuance of any additional Preferred Shares) or this article 29.2 requires the prior approval of the Preferred Shares Meeting.

29.3
A resolution to amend these articles of association as a result of which the voting rights will be amended can only be adopted by unanimous vote in a meeting where the entire issued capital of the Company is represented.

29.4
A resolution to amend these articles of association as a result of which a place outside the Netherlands will be designated as place where General Meetings will be held, can only be adopted by unanimous vote in a meeting where the entire issued capital of the Company is represented and provided that all Persons with Meeting Rights have consented to the amendment of the articles of association.

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29.5
When a proposal to amend these articles of association is to be made to the General Meeting, the notice convening the General Meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the other Persons with Meeting Rights, until the conclusion of the meeting.

30	Bankruptcy and suspension of payments

30.1	The Management Board may not file for bankruptcy of the Company without instruction of the General Meeting to do so.

30.2	The Management Board shall obtain prior approval of the General Meeting for a resolution with respect to a request for a suspension of payments.

31	Dissolution and liquidation

31.1
With due observance of article 22.4, the Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.

31.2
If the Company is dissolved pursuant to a resolution of the General Meeting, the Managing Directors shall become liquidators of the dissolved Company’s assets, unless the General Meeting resolves to appoint one or more other persons as liquidator.

31.3	During liquidation, the provisions of these articles of association shall remain in force to the extent possible.

31.4	From the balance remaining after payment of the debts of the dissolved Company shall first, insofar as possible, be paid on each Preferred Share an amount of two euro (EUR 2).

31.5
The balance remaining after application of article 31.4 shall for equal parts be transferred to the holders of the Share A and the Share B and no further transfers shall be made to the holders of the Preferred Shares.

31.6
After the end of the liquidation, the books, records and other data carriers of the dissolved Company shall remain in the custody of the person designated for that purpose by the General Meeting, and in the absence thereof the person designated for that purpose by the liquidators, for a period as prescribed by the laws of the Netherlands.

31.7	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

32	Specific performance
Any Person having rights vis-à-vis the Company, Shareholders, former Shareholders or third parties pursuant to these articles of association shall be entitled to specific performance thereof, in addition to any other remedy at law or equity, without the necessity of demonstration of the inadequacy of monetary damages.

33	Governing law and disputes

33.1	These articles of association are governed by the laws of the European part of the Netherlands.

33.2	Any and all disputes with respect to these articles of association between bodies of the Company, members and/or former members of a body of the

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Company and/or the Company itself (each in their said capacity) shall in first instance be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

34	Final provision

34.1	The first Fiscal Year shall end on the thirty-first day of December two thousand fourteen.

34.2	This article 34, including its heading, expires after the expiry of the first Fiscal Year.
Finally, the person appearing has declared:
Acknowledgement and acceptance of continuing rights and obligations
The Incorporator I hereby explicitly acknowledges and accepts the provisions of articles 9.5 and 9.7 of the articles of association of the company and the Incorporator II hereby acknowledges the same.
Issued capital
At incorporation, the issued capital of the company equals two euro (EUR 2) and is divided into:

(a)	one (1) share A, with a nominal value of one euro (EUR 1), numbered A1 (the “Issued Share A”), which is hereby subscribed for by the Incorporator I; and

(b)	one (1) share B, with a nominal value of one euro (EUR 1), numbered B1 (the “Issued Share B”), which is hereby subscribed for by the Incorporator II.
Obligations to pay; payments

1.	The Issued Share A is issued at par, and therefore in exchange for an obligation to pay one euro (EUR 1) (the “Obligation To Pay for the Share A”).

2.	The full amount of the Obligation To Pay for the Share A has been paid in euro.

3.	The company hereby accepts the payment made for the Issued Share A.

4.	The Issued Share B is issued at par, and therefore in exchange for an obligation to pay one euro (EUR 1) (the “Obligation To Pay for the Share B”).

5.	The full amount of the Obligation To Pay for the Share B has been paid in euro.

6.	The company hereby accepts the payment made for the Issued Share B.
Share premium
As per the moment of entering the JVA by and among TENA USA, Amyris, Inc. and the Company (all as defined in the articles of association of the company):

1.
Amyris, Inc. will contribute the full amount of forty-nine thousand nine hundred ninety-nine euro (EUR 49,999) in euro on the Issued Shares A, which contribution will be (i) accepted by the company, (ii) stipulated share premium and (iii) will be added to the general share premium reserve maintained in the books of the company; and

2.
TENA USA will contribute the full amount of forty-nine thousand nine hundred ninety-nine euro (EUR 49,999) in euro on the Issued Shares B, which contribution will be (i) accepted by the company, (ii) stipulated share premium and (iii) will be added to the general share premium reserve maintained in the books of the company.

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First managing directors
Appointed as the first managing directors of the company are, in the capacity as set forth against their names (and as defined in the articles of association of the company):

1.	Joao Gabriel Melo, [*], in the capacity of Managing Director A;

2.	Susanna Camilla McFerson, [*], in the capacity of Managing Director A;

3.	Jean-Marc Philippe Otero del Val, [*], in the capacity of Managing Director B; and

4.	Philippe Antoine Marchand, [*], in the capacity of Managing Director B.
Close
The person appearing is known to me, civil law notary.
This deed was executed in Amsterdam, the Netherlands, on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared that he had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to him. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.
(Signed by: P.J. Suurd; B.J. Kuck)

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Annex 1 - Draft Shareholders’ Resolution

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